Exhibit 99.2

Selected text from the Conference Call:

On the Conference Call, Bernard C. Bailey, the President and Chief Executive Officer of Viisage, stated:

“Today, I am very excited and proud to announce that just this afternoon, Viisage received an award for the digital drivers’ license and identity card system from the State of Pennsylvania, valued at just over $45 million. This extension of just over seven years further validates Viisage’s continuing partnership with the Pennsylvania Department of Transportation as their identity solutions provider. Having started the year by beating our financial expectations coupled with over $100 million already in awards from just the Department of State as well as the Pennsylvania Department of Transportation, we remain excited about our future prospects.”

In addition, on the Conference Call, in response to a question from an analyst regarding the significance of the Pennsylvania contract extension, Bernard C. Bailey, the President and Chief Executive Officer of Viisage, stated:

“Yes, actually, there is a lot of stuff that’s really exciting about that Pennsylvania opportunity. The first one is the fact that Pennsylvania was a tough customer that we got into about six years ago. They really helped us to be a much better company in terms of our developing our solution, and they were very involved with us in helping to develop a lot of our REAL ID requirements and solutions. So, we’ve been able to embed a lot of that into this. In addition to that, they play an important part here in expanding their whole capability from a biometric engagement standpoint. So, an important part of this solution is also engaging the biometrics and facial recognition specifically as part of the solution.

So, we are pretty excited about the way that they really embraced our total end-to-end solution capability. Of course, today, Identix is a major player in that state from the fingerprint standpoint. So, it just really further solidifies our position within the state going forward around the whole identity partnership. Now, having said that, we think that’s important going forward because Pennsylvania has always been a state that’s been at the vanguard relative to initiating advanced processes and procedures. Betty Serian there — their director — has done an outstanding job, formally the President of AAMVA and really providing leadership in this whole REAL ID space. So, we think that’s a real validation of our positioning and it will certainly have the opportunity for bleeding to lots of other states as we go forward. But, we just have to continue to work and work hard to make that translate into revenue for us.”

In addition, on the Conference Call, in response to a question from an analyst regarding the length of the Pennsylvania contract extension, Bernard C. Bailey, the President and Chief Executive Officer of Viisage, stated:

“The extension is going to be about an additional seven years.”